EXHIBIT 23.1

William M. Cobb & Associates, Inc.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907	(972) 385-0354
Dallas, Texas 75251	Fax: (972) 788-5165
E-Mail: office@wmcobb.com

Consent of William M. Cobb & Associates, Inc.

As independent petroleum engineers, William M. Cobb & Associates, Inc. hereby consents to the use of references in the 2015 Form 10-K/A of EnerJex Resources, Inc. of our estimates of reserves as of December 31, 2015 and to all references to our firm included in this Form 10-K/A.

The Form 10-K/A contains references to a certain report prepared by William M. Cobb & Associates, Inc for the exclusive use of EnerJex Resources, Inc. The analysis, conclusions, and methods contained in the report are based upon information that was in existence at the time the report was rendered and William M. Cobb & Associates, Inc. has not updated and undertakes no duty to update anything contained in the report. While the report may be used as a descriptive resource, investors are advised that William M. Cobb & Associates, Inc. has not verified information provided by others except as specifically noted in the report, and William M. Cobb & Associates, Inc. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such report are based on assumptions that William M. Cobb & Associates, Inc. believed were reasonable at the time of its preparation and that are described in such report in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of William M. Cobb & Associates, Inc. which may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Michael L. Wiggins
Michael L. Wiggins, Ph.D., P.E.
Senior Vice President

Dallas, Texas Date: January 24, 2017